Consolidated Water Reports Q3 2021 Results

GEORGE TOWN, Cayman Islands, November 15, 2021 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the three and nine months ended September 30, 2021. Quarterly and first nine-month comparisons are to the same year-ago period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Financial and Operational Highlights

●	Retail revenue for the third quarter of 2021 increased 5% to $5.2 million and bulk revenue increased 13% to $6.9 million.
●	For the first nine months of 2021, revenue totaled $50.2 million, which included bulk revenue up 8% to $19.8 million and services revenue up 6% to $10.5 million.
●	As of September 30, 2021, cash and cash equivalents totaled $40.4 million, working capital was $69.3 million, debt was $0.2 million, with stockholders’ equity at $157.4 million.
●	Paid $1.3 million in dividends in Q3 2021.
●	PERC Water continued to expand its recurring revenues by signing a five-year wastewater plant maintenance services contract with a gaming and live entertainment business in Southern California.

Management Commentary

“The continued cessation of tourism on Grand Cayman due to the global pandemic resulted in our retail segment revenue up only about 5% compared to the same year ago quarter, on about a 1% increase in volume, yet still far below historical levels,” commented Consolidated Water CEO, Rick McTaggart. “However, our bulk water segment increased 13% to $6.9 million, performing better than anticipated.

“Our manufacturing segment revenue generated by our Aerex subsidiary decreased as a result of reduced orders from a major customer. Although it is important to note that all the manufacturing revenue we recognized for the quarter was from new customers and/or products. In fact, we generated manufacturing revenue of $3.2 million from new customers and products for the first nine months of the year. This was the result of a strengthened manufacturing sales team at Aerex, which is focused on new market sectors to diversify our product mix and customer base.

“Like many companies, our manufacturing segment has been adversely affected by supply chain challenges, including material shortages, price increases and logistical delays. This has pushed out to next year certain orders we had expected to complete in the last half of 2021. As a result, we expect revenue for our manufacturing segment for the second half of 2021 to be about equal to the first half.

“We continue to build manufacturing backlog and have refocused on the municipal water market which has been active and is expected to benefit significantly from the recently passed federal infrastructure funding bill. We are actively rebuilding our municipality relationships and sales channels, with this supporting greater revenue diversification.

“Our services revenue increased 6% to $10.5 million for the first nine months of the year, which accounted for 21% of overall revenue compared to 17% for the same year-ago period. This was driven by growth in our PERC Water subsidiary.

"During the quarter, PERC continued to grow its recurring revenues by signing a five-year contract to provide operating and maintenance services for the wastewater plant of a gaming and live entertainment business in Southern California. New project opportunities for PERC, both sole-sourced and competitively bid, continue to be strong and include bids for two major projects that were submitted in the first nine months of this year.

“We expect to hear whether PERC was selected for these projects by early next year. But based on this overall increased bidding activity that reflects strengthening market demand, we believe PERC’s performance for 2022 will exceed this year as new water treatment projects come to market after the lull due to the pandemic.

“Near the end of October, the Cayman Islands government announced that the country will reopen its borders for nearly all vaccinated travelers this Saturday, November 20th. We see the reopening as a major step toward the reopening of hotels and resorts in Grand Cayman and expect a gradual return to normalcy for our retail water segment. The Bahamas remains open to tourism, and we are seeing increased marketing activity to tourists.

“We believe our strong balance sheet and liquidity enables us to ride out the continued adverse economic impacts of the pandemic, while enabling us to fund growth initiatives. We see the increase in PERC’s bidding activity and the increased project activity in our markets as potential major catalysts for our growth in 2022 and thereafter.”

Q3 2021 Financial Summary

Revenue for the third quarter of 2021 declined by 7% to $16.4 million from $17.7 million for the third quarter of 2020. The decline reflects decreases of $141,000 in services segment revenue and $2.2 million in manufacturing segment revenue. The decrease in revenue for these segments was partially offset by an increase of $254,000 in retail segment revenue and $807,000 in bulk revenue.

Retail revenue increased due to a 1% increase in the volume of water sold by Cayman Water. The sales volumes for both 2021 and 2020 are significantly below the historical volumes for the retail segment prior to 2020 due to the continuing cessation of tourism on Grand Cayman resulting from border restrictions initiated in March 2020 in response to the COVID-19 pandemic.

The increase in bulk segment revenue was attributable to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates.

The decrease in services revenue was due to a decline in plant construction revenue of $525,000, partially offset by an increase of $385,000 in revenue from operating and maintenance contracts attributable to new contracts.

The decrease in manufacturing revenue for the third quarter of 2021 was due to the loss of orders from Aerex’s former largest customer.

Gross profit decreased 8% to $5.7 million for the third quarter of 2021 from $6.2 million for the same year-ago quarter, with gross profit as a percentage of revenue decreasing from 35.2% to 34.7%.

Net income from continuing operations attributable to stockholders was $1.4 million or $0.09 per basic and diluted share, compared to net income of $1.8 million or $0.12 per basic and diluted share for the third quarter of 2020.

Net income attributable to Consolidated Water stockholders for the third quarter of 2021, which includes the results of discontinued operations, was $286,000 or $0.02 per basic and fully diluted share, as compared to $1.4 million or $0.09 per basic and fully diluted share for the third quarter of 2020.

Cash and cash equivalents totaled $40.4 million as of September 30, 2021, as compared to $41.2 million as of June 30, 2021.

First Nine Months 2021 Financial Summary

Revenue for the first nine months of 2021 was $50.2 million, down 13% compared to $57.5 million for the same year-ago period. The decrease was primarily driven by decreases of $1.6 million in the retail segment and $7.7 million in the manufacturing segment. The decrease in total revenue was partially offset by increases of $1.5 million in the bulk segment and $572,000 in the services segment.

Retail revenue decreased due to the volume of water sold, which decreased by 9%. This sales volume decrease is due to the continuing cessation of tourism on Grand Cayman resulting from border restrictions initiated in March 2020 in response to the COVID-19 pandemic.

The decrease in manufacturing segment revenue was due to the loss of orders from Aerex’s former largest customer.

The increase in services segment revenue was due to an increase of $2.7 million in revenue from operating and maintenance contracts attributable to new contracts, which served to more than offset a decline in plant construction revenue of $2.1 million.

The increase in bulk segment revenue is attributable to an increase of 3% in the volume of water sold by CW-Bahamas and an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates.

Gross profit for the first nine months of 2021 was $17.9 million or 35.6% of total revenue, down 19% from $22.0 million or 38.2% of total revenue for the same year-ago period.

Net income from continuing operations attributable to stockholders for the first nine months of 2021 was $1.2 million or $0.07 per basic and diluted share, compared to net income of $7.6 million or $0.50 per diluted share for the same year-ago period.

Net loss attributable to Consolidated Water stockholders for the first nine months of 2021, which includes the results of discontinued operations, was $390,000 or $(0.03) per basic and fully diluted share, down from net income of $3.2 million or $0.21 per basic and fully diluted share for the same year-ago period.

Third Quarter Segment Results

	Three Months Ended September 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$5,247,042	$6,868,134	$3,210,584	$1,087,386	$16,413,146
Cost of revenue	2,745,796	4,628,386	2,410,430	937,935	10,722,547
Gross profit	2,501,246	2,239,748	800,154	149,451	5,690,599
General and administrative expenses	3,067,696	313,420	758,540	219,384	4,359,040
Gain on asset dispositions and impairments, net	612	—	—	—	612
Income (loss) from operations	$(565,838)	$1,926,328	$41,614	$(69,933)	1,332,171
Other income, net					152,168
Income before income taxes					1,484,339
Benefit from income taxes					(11,230)
Net income from continuing operations					1,495,569
Income from continuing operations attributable to non-controlling interests					131,609
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,363,960
Net loss from discontinued operations					(1,078,367)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$285,593

	Three Months Ended September 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$4,993,069	$6,061,475	$3,351,935	$3,259,778	$17,666,257
Cost of revenue	2,586,901	4,400,717	2,513,272	1,949,731	11,450,621
Gross profit	2,406,168	1,660,758	838,663	1,310,047	6,215,636
General and administrative expenses	3,367,802	382,662	728,829	330,723	4,810,016
Loss on asset dispositions and impairments, net	—	—	(984)	—	(984)
Income (loss) from operations	$(961,634)	$1,278,096	$108,850	$979,324	1,404,636
Other income, net					245,492
Income before income taxes					1,650,128
Benefit from income taxes					(263,165)
Net income from continuing operations					1,913,293
Income attributable to non-controlling interests					101,137
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,812,156
Net loss from discontinued operations					(377,321)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$1,434,835

First Nine Months Segment Results

	Nine Months Ended September 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$16,633,137	$19,826,075	$10,514,669	$3,244,106	$50,217,987
Cost of revenue	8,235,699	13,170,333	8,010,767	2,919,226	32,336,025
Gross profit	8,397,438	6,655,742	2,503,902	324,880	17,881,962
General and administrative expenses	9,757,179	994,779	2,152,145	943,727	13,847,830
Gain (loss) on asset dispositions and impairments, net	(246,028)	1,500	(433)	(2,900,000)	(3,144,961)
Income (loss) from operations	$(1,605,769)	$5,662,463	$351,324	$(3,518,847)	889,171
Other income, net					699,890
Income before income taxes					1,589,061
Benefit from income taxes					(20,735)
Net income from continuing operations					1,609,796
Income from continuing operations attributable to non-controlling interests					457,540
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,152,256
Net loss from discontinued operations					(1,542,540)
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(390,284)

	Nine Months Ended September 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$18,216,797	$18,368,156	$9,942,748	$10,951,524	$57,479,225
Cost of revenue	8,343,018	12,906,606	7,418,305	6,852,196	35,520,125
Gross profit	9,873,779	5,461,550	2,524,443	4,099,328	21,959,100
General and administrative expenses	10,008,423	935,808	2,112,869	1,005,838	14,062,938
Gain on asset dispositions and impairments, net	—	200	3,801	—	4,001
Income (loss) from operations	$(134,644)	$4,525,942	$415,375	$3,093,490	7,900,163
Other income, net					533,710
Income before income taxes					8,433,873
Provision for income taxes					147,186
Net income from continuing operations					8,286,687
Income from continuing operations attributable to non-controlling interests					642,289
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					7,644,398
Net loss from discontinued operations					(4,448,798)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$3,195,600

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, November 16, 2021

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10161781

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 23, 2021, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10161781

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; (v) the possible adverse impact of the COVID-19 virus on the company’s business; and (vi) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor & Media Relations Contact
Ron Both or Justin Lumley

CMA
Tel (949) 432-7566

Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$40,397,593	$43,794,150
Certificate of deposit	2,500,000	—
Accounts receivable, net	26,381,981	21,483,976
Inventory	2,545,998	3,214,178
Prepaid expenses and other current assets	3,300,999	2,412,282
Contract assets	483,190	516,521
Current assets of discontinued operations	770,645	1,511,099
Total current assets	76,380,406	72,932,206
Property, plant and equipment, net	53,720,792	57,687,984
Construction in progress	760,079	440,384
Inventory, noncurrent	4,485,284	4,506,842
Investment in OC-BVI	1,698,069	2,092,146
Goodwill	10,425,013	13,325,013
Intangible assets, net	3,564,166	4,148,333
Operating lease right-of-use assets	2,855,346	1,329,561
Other assets	1,796,287	1,926,594
Long-term assets of discontinued operations	21,129,171	21,166,489
Total assets	$176,814,613	$179,555,552

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$3,151,005	$2,856,127
Accounts payable - related parties	204,285	200,558
Accrued compensation	1,488,891	1,434,106
Dividends payable	1,317,987	1,300,022
Current maturities of operating leases	563,154	455,788
Current portion of long-term debt	54,698	42,211
Contract liabilities	45,232	461,870
Current liabilities of discontinued operations	252,720	188,434
Total current liabilities	7,077,972	6,939,116
Long-term debt, noncurrent	136,231	126,338
Deferred tax liabilities	1,279,910	1,440,809
Noncurrent operating leases	2,321,551	982,076
Net liability arising from put/call options	582,000	690,000
Other liabilities	141,000	362,165
Long-term liabilities of discontinued operations	—	2,499
Total liabilities	11,538,664	10,543,003
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 30,916 and 31,068 shares, respectively	18,550	18,641
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,210,699 and 15,143,683 shares, respectively	9,126,419	9,086,210
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	87,585,156	86,893,486
Retained earnings	60,634,661	64,910,709
Total Consolidated Water Co. Ltd. stockholders' equity	157,364,786	160,909,046
Non-controlling interests	7,911,163	8,103,503
Total equity	165,275,949	169,012,549
Total liabilities and equity	$176,814,613	$179,555,552

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$16,413,146	$17,666,257	$50,217,987	$57,479,225
Cost of revenue (including purchases from related parties of $104,813 and $361,004 for the three months ended, and $390,196 and $1,225,668 for the nine months ended September 30, 2021 and 2020, respectively)	10,722,547	11,450,621	32,336,025	35,520,125
Gross profit	5,690,599	6,215,636	17,881,962	21,959,100
General and administrative expenses (including purchases from related parties of $24,231 and $0 for the three months ended, and $52,959 and $0 for the nine months ended September 30, 2021 and 2020, respectively)	4,359,040	4,810,016	13,847,830	14,062,938
Gain (loss) on asset dispositions and impairments, net	612	(984)	(3,144,961)	4,001
Income from operations	1,332,171	1,404,636	889,171	7,900,163

Other income (expense):
Interest income	168,880	164,761	503,889	411,020
Interest expense	(2,216)	(2,069)	(7,714)	(7,413)
Profit-sharing income from OC-BVI	6,075	6,075	16,200	30,375
Equity in the earnings of OC-BVI	17,717	22,411	44,223	82,387
Net unrealized gain (loss) on put/call options	(54,000)	39,000	108,000	(42,000)
Other	15,712	15,314	35,292	59,341
Other income, net	152,168	245,492	699,890	533,710
Income before income taxes	1,484,339	1,650,128	1,589,061	8,433,873
Provision (benefit) for income taxes	(11,230)	(263,165)	(20,735)	147,186
Net income from continuing operations	1,495,569	1,913,293	1,609,796	8,286,687
Income from continuing operations attributable to non-controlling interests	131,609	101,137	457,540	642,289
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	1,363,960	1,812,156	1,152,256	7,644,398
Total loss from discontinued operations	(1,078,367)	(377,321)	(1,542,540)	(4,448,798)
Net income (loss) attributable to Consolidated Water Co. Ltd. stockholders	$285,593	$1,434,835	$(390,284)	$3,195,600

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.09	$0.12	$0.07	$0.51
Discontinued operations	(0.07)	(0.03)	(0.10)	(0.30)
Basic earnings (loss) per share	$0.02	$0.09	$(0.03)	$0.21

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.09	$0.12	$0.07	$0.50
Discontinued operations	(0.07)	(0.03)	(0.10)	(0.29)
Diluted earnings (loss) per share	$0.02	$0.09	$(0.03)	$0.21

Dividends declared per common and redeemable preferred shares	$0.085	$0.085	$0.26	$0.26

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,209,432	15,120,983	15,204,220	15,116,681
Diluted earnings per share	15,351,882	15,273,529	15,345,120	15,270,494